CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated July 14, 2000 relating to the financial statements of wowtown.com Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


"PricewaterhouseCoopers LLP"


Vancouver, Canada
September 13, 2000